EXHIBIT 99.1

FOR RELEASE:  November 26, 2003, 6:00 AM

ULTIMATE ELECTRONICS REPORTS
THIRD QUARTER RESULTS

DENVER, COLORADO, November 26, 2003 — Ultimate Electronics, Inc. (NASDAQ: ULTE) announced today its operating results for the third quarter and nine months ended October 31, 2003.

For the third quarter ended October 31, 2003, the company reported a net loss of $6,215,000 or $.42 per share on a diluted basis, compared to net income of $422,000 or $.03 per share on a diluted basis for the same quarter of the prior year.  Sales for the third quarter were $159,703,000, a 10% decrease from sales of $177,778,000 for the same quarter of the prior year.  Comparable store sales were down 12% for the quarter.  Gross profit margin for the third quarter was 33.2% compared to 34.0% for the same quarter of the prior year.  Gross profit margins were negatively impacted by the decrease in sales compared to the prior year, the exit from the computer category and the shortfall in revenues from our repair service business associated with the conversion to our new management information system during the quarter.  Selling, general and administrative expenses for the third quarter increased as a percentage of sales to 39.4% from 33.6% for the same quarter of the prior year.  Fixed general and administrative expenses such as occupancy, depreciation and payroll increased as a percentage of sales by 4.3% compared to the third quarter of the prior year due to lower than anticipated sales for the quarter as well as the costs associated with new stores.  As a percentage of sales, net advertising expense increased 58 basis points, insurance costs increased 36 basis points and training and other costs associated with the implementation of our new management information system represented 90 basis points.

For the nine months ended October 31, 2003, the company reported a net loss of $9,459,000 or $.65 per share on a diluted basis, compared to a net loss of $848,000 or $.06 per share on a diluted basis for the same period of the prior year.  The net loss for the nine months ended October 31, 2002 includes a charge of $1,587,000 or $.12 per share for the cumulative effect of EITF No. 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor.  Sales for the nine months ended October 31, 2003 were $469,607,000, a 2% increase from sales of $461,973,000 for the same period of the prior year.  Comparable store sales were down 10% for the nine months ended October 31, 2003.  Gross profit margin for the nine months ended October 31, 2003 was 33.2%, compared to 33.6% for the same period in the prior year.  Selling, general and administrative expenses for the nine months increased as a percentage of sales to 36.4% from 33.3% for the same period of the prior year.  Fixed general and administrative expenses such as occupancy, depreciation and payroll increased as a percentage of sales by 2.9% compared to the first nine months of the prior year, due to lower than anticipated sales for the nine months as well as the costs associated with new stores.  For the nine months ended October 31, 2003, insurance costs increased 37 basis points as a percentage of sales, primarily due to rising costs of healthcare, and training and other costs associated with the implementation of our new management information system represented 31 basis points.  The above increases in expenses as a percentage of sales for the nine months were partially offset by a decrease in preopening expense of 48 basis points due to fewer store openings this year.

Third quarter and year-to-date sales by category were as follows:

	Third Quarter Ended		Nine Months Ended
Category	10/31/2003	10/31/2002	10/31/2003	10/31/2002
Television/DBS	49%	45%	44%	40%
Audio	16%	17%	17%	18%
Video/DVD	12%	13%	13%	15%
Mobile	9%	9%	10%	10%
Home Office	2%	3%	3%	4%
Other	12%	13%	13%	13%

Ed McEntire, Chief Executive Officer, stated, “The first nine months, and the third quarter in particular, have been challenging for our company.  Overall store traffic during the third quarter did not meet our expectations.  In addition, unexpected issues with the conversion to our new management information system contributed to our sales and earnings shortfall.  While we believed that we had put the critical issues behind us, we continue to experience gaps in the expected performance of the system.  We continue to allocate significant resources to resolve these performance issues.  We believe that until the performance issues are resolved, they could continue to have a negative impact on our overall results.  For the first 25 days of our fourth quarter, total sales are down 1% over the same period in the prior year.  Comparable store sales for the quarter to date are down 10%, a slight improvement from the third quarter.”

Dave Workman, President and Chief Operating Officer, stated, “To rebuild traffic and sales momentum, we have committed an additional $2 million to our marketing efforts during the upcoming holiday season.  We plan to focus these efforts on promotional sales in the areas of HDTV, DVD recorders and holiday gift oriented categories.  We are also currently testing a number of concepts related to sales of DVD software.  We will evaluate the results of our DVD software test and the other traffic initiatives after the holiday selling season.  We are encouraged with the sales increase in our homebuilder business and the related product sales and expect sales to continue to increase as we focus additional resources on the growing opportunities in that market.  In spite of the challenging year, we believe that we have initiatives in place to enable us to capitalize on the growth in digital products and return to our historic levels of sales growth and operating performance.”

Alan Kessock, Senior Vice President of Finance and Chief Financial Officer, stated, “Our inventory finished the third quarter at approximately $138 million, up 24% compared to the third quarter of last year, due to the shortfall in sales experienced in September and October and reduced inventory visibility during the system conversion.  Our borrowings under our revolving line of credit were approximately $60 million at the end of the third quarter, due to the shortfall in our sales, the increase in our inventory levels and capital expenditures for the construction of the six new stores opened during the quarter.  We are taking steps to bring our inventory levels back in line by year-end.  In addition, we continue to look for ways to reduce expenses without compromising our sales or gross profit margins.  We plan to update our sales and earnings expectations for the fourth quarter and full fiscal year in early January.”

Ultimate Electronics is a leading specialty retailer of home entertainment and consumer electronics products in 14 states.  The company operates 65 stores, including 54 stores in Arizona, Idaho, Illinois, Iowa, Kansas, Minnesota, Missouri, Nevada, New Mexico, Oklahoma, South Dakota, Texas and Utah under the trade name Ultimate Electronics® and 11 stores in Colorado under the trade name SoundTrack®.  In addition, the company operates Fast Trak, Inc., an independent electronics repair company and a wholly owned subsidiary of Ultimate Electronics.  During the past two years, the company received numerous industry awards including Audio Video International’s 2002 “Top 10 Audio/Video Retailer of the Year.”

The statements made in this news release, other than those concerning historical financial information, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects upon the company.  These forward-looking statements include statements regarding: the efforts to rebuild traffic and sales momentum; the impact of system performance issues on our results; future sales growth in the homebuilder business; initiatives to improve operating performance; the reduction of inventory levels and expenses; and the timing of the release of our sales and earnings expectations for the fourth quarter.  Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to: changes in general economic conditions; success of sales promotions and marketing efforts; shifts in merchandise mix; activities of competitors; terrorism and acts of war; consumer acceptance of new technologies; risks associated with the operation of our new management information system; risks associated with entering new markets; and other risk factors identified in the company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2003, filed with the Securities and Exchange Commission.  There can be no assurance that future developments affecting the company will be those anticipated by management.  The company disclaims any obligation to update or revise any of the forward-looking statements that are in this news release.

Ultimate Electronics quarterly earnings conference call (November 26, 2003 at 11:00 a.m. Eastern Time) will be broadcast live on the Internet.  Please visit the Company’s Web site at http://www.ultimateelectronics.com and click on the Street Events icon on the Investor Relations page.  Ultimate Electronics news releases, quarterly sales and operating results can be found on the Internet on the Company’s Web site at http://www.ultimateelectronics.com or accessed via PR Newswire’s Web site at http://www.prnewswire.com.

Contact:  Alan E. Kessock, Chief Financial Officer, Ultimate Electronics, Inc., 303-801-4000

SELECTED FINANCIAL INFORMATION

(amounts in thousands except share and per share data)

	Quarter ended October 31, 2003 (unaudited)	% of Sales	Quarter ended October 31, 2002 (unaudited)	% of Sales
Sales	$159,703		$177,778
Cost of goods sold	106,739	66.8%	117,290	66.0%
Gross profit	52,964	33.2%	60,488	34.0%
Selling, general & administrative expenses	62,883	39.4%	59,792	33.6%
Income (loss) from operations	(9,919)	(6.2%)	696	0.4%
Interest expense, net	105	0.1%	15	—
Income (loss) before taxes	(10,024)	(6.3)	681	0.4%
Income tax expense (benefit)	(3,809)	(2.4)%	259	0.2%
Net income (loss)	$(6,215)	(3.9)%	$422	0.2%

Loss per share – basic	$(0.42)		$0.03
Loss per share – diluted	$(0.42)		$0.03
Shares outstanding – basic	14,662,199		14,507,248
Shares outstanding – diluted	14,662,199		14,671,583

	Nine months ended October 31, 2003 (unaudited)	% of Sales	Nine months ended October 31, 2002 (unaudited)	% of Sales
Sales	$469,607		$461,973
Cost of goods sold	313,498	66.8%	306,737	66.4%
Gross profit	156,109	33.2%	155,236	33.6%
Selling, general & administrative expenses	171,171	36.4%	153,873	33.3%
Income (loss) from operations	(15,062)	(3.2)%	1,363	0.3%
Interest expense, net	194	—	169	—
Income (loss) before taxes and cumulative effect of change in accounting principle	(15,256)	(3.2)%	1,194	0.3%
Income tax expense (benefit)	(5,797)	(1.2)%	455	0.1%
Income (loss) before cumulative effect of change in accounting principle	(9,459)	(2.0)%	739	0.2%
Cumulative effect of change in accounting principle	—	—	(1,587)	(0.4)%
Net loss	$(9,459)	(2.0)%	$(848)	(0.2)%

Earnings (loss) per share before cumulative effect of change in accounting principle – basic	$(0.65)		$0.06

Earnings (loss) per share before cumulative effect of change in accounting principle – diluted	$(0.65)		$0.05

Loss per share – basic	$(0.65)		$(0.06)
Loss per share – diluted	$(0.65)		$(0.06)
Shares outstanding – basic	14,626,298		13,369,905
Shares outstanding – diluted	14,626,298		13,644,772

SUMMARY BALANCE SHEETS

(amounts in thousands)

	October 31, 2003 (unaudited)	January 31, 2003
Assets:
Current assets:
Cash and cash equivalents	$922	$2,659
Accounts receivable, net	44,568	36,184
Merchandise inventories, net	137,889	106,754
Prepaids and other assets	3,668	4,808
Total current assets	187,047	150,405
Property and equipment, net	159,553	141,387
Property under capital leases, net	965	1,066
Other assets	1,749	1,741
Total assets	$349,314	$294,599

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$59,020	$36,525
Accrued liabilities	21,229	31,047
Revolving line of credit	59,940	—
Deferred revenue	521	918
Other current liabilities	137	126
Total current liabilities	140,847	68,616
Revolving line of credit	—	8,320
Other long term liabilities	3,554	3,996
Stockholders’ equity	204,913	213,667
Total liabilities and stockholders’ equity	$349,314	$294,599

-End-